Industry Canada

Certificate

of Incorporation

Canada Business

Corporations Act

LUX RESIDENTIAL WARRANTY PROGRAM INC.	629225-9
Name of corporation	Corporation number

I hereby certify that the above-named corporation,	[all text repeated in French]

The Articles of Incorporation of which are attached,

Was incorporated under the Canada Business

Corporations Act.

/s/ [Signature illegible]___________	October 1, 2004
Director	Date of Incorporation

CANADA

[See attached PDF for full filing.]